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                                                                      EXHIBIT 15

            EXHIBIT (15) LETTER RE: UNAUDITED FINANCIAL INFORMATION

Board of Directors and Shareholders
Park-Ohio Industries, Inc.

     We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-83117) of Park-Ohio Industries, Inc. for the registration of its $200,000,000 senior subordinated notes due 2007 of our report dated July 20, 1999 relating to the unaudited consolidated interim financial statements of Park-Ohio Industries, Inc., which are included in its Form 10-Q for the quarter ended June 30, 1999.

     Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                          /s/ Ernst & Young LLP

Cleveland, Ohio
August 11, 1999